Exhibit 23.2

Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 9, 2019, with respect to the consolidated financial statements of Medicity LLC, included in the Registration Statement and related Prospectus of Health Catalyst, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Salt Lake City, Utah
June 27, 2019